Red Mountain Resources, Inc. 10-K

Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the reference of our firm and to the use of information derived from our report effective as of July 1, 2014, dated August 20, 2014, in the Annual Report on Form 10-K of Red Mountain Resources, Inc. (the “Company”) for the fiscal year ended June 30, 2014 to be filed with the U.S. Securities and Exchange Commission. We also consent to the incorporation by reference of this information into the Company’s Registration Statement on S-8 (No. 333-186064).

/s/ CAWLEY, GILLESPIE & ASSOCIATES, INC.
CAWLEY, GILLESPIE & ASSOCIATES, INC.

Fort Worth, Texas

September 30, 2014